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                                                               EXHBIT 10.69



                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of October, 2002, by and among (i) Atlantis Plastics Injection Molding, Inc., a Kentucky corporation (the "Buyer"), (ii) Rio Grande Plastic Products, Inc., a Texas corporation (the "Company"), and (iii) Paul Spadafore and Paul Hamman (collectively the "Shareholders" and each individually a "Shareholder").

                                    RECITALS

         A. Buyer desires to purchase substantially all of the Company's assets.

         B. The Company desires to sell and Buyer desires to purchase such assets upon the terms and subject to the conditions set forth herein.

         C. The Shareholders own 100% of the Company's outstanding capital stock.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                    ARTICLE I. - SALE AND PURCHASE OF ASSETS

         1.1 Sale and Purchase of Assets.

             (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.1 hereof, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all assets and properties owned or Used by the Company in connection with its business, except for (i) the Purchase Price and other rights of the Company under this Agreement, (ii) the Company's corporate minute book and stock records, and (iii) those assets specifically listed on Schedule 1.1(a) (such specifically listed assets in clauses (i), (ii) and (iii) above being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                  (i) all cash and cash equivalents and accounts receivable;

                  (ii) all raw materials, works-in-process, inventories and other materials of the Company wherever located and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Company, including the right to collect and receive charges for services performed by the Company with respect thereto;

                  (iii) all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property Used by the Company in connection with its business, and the Company's interest as lessee in any leases with respect to any of the foregoing;

                  (iv) all of the Company's right, title and interest in and to its Contracts, including the Contracts listed or required to be listed on Schedule 3.13(a) or (c) hereto;

                  (v) all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of the Company's business, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible

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         Rights Used in connection with the Company's business, including all files, manuals, documentation and source and object codes related thereto and all rights of the Company in and to all Web sites, domain names, tradenames, trademarks and slogans Used in its business, all variants thereof and all goodwill associated therewith; (vi) all utility, security and other deposits and prepaid expenses;

                  (vii) the Company's business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to the Company from its present and former shareholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Company;

                  (viii) all rights to real property Used by the Company;

                  (ix) all lease security deposits; and

                  (x) all other property and rights of every kind or nature Used by the Company in the operation of its business.

         It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Company is selling, all of the tangible and intangible assets attributable to or Used by the Company in its business, except the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the "Assets."

         (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by the Company of the Assets to the Buyer in accordance with
Section 1.1(a) hereof shall be effected on the Closing Date by the Company's execution and delivery to the Buyer of one or more Bills of Sale, Assignments and other conveyance instruments with respect to the Company's transfer of Intangible Rights, real property interests and other Assets in form and scope reasonably satisfactory to Buyer (collectively the "Conveyance Documents"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Company to the Buyer pursuant to the Conveyance Documents, free and clear of any and all liens, encumbrances, mortgages, conditional sales contracts, title retention contracts, security interests, pledges, claims, equities, charges and other restrictions or limitations of any kind or nature whatsoever ("Liens").

         (c) Assumed Obligations. At the Closing, the Buyer shall assume, and agree to satisfy and discharge as the same shall become due, (i) all trade accounts payable that have been incurred in the ordinary course of the Company's business and are reflected on the Closing Date Balance Sheet, including, but not limited to, accrued personal property tax penalty liabilities and accrued vacation pay liabilities (other than with respect to the Shareholders) reflected on the Closing Date Balance Sheet, and (iv) the Company's liabilities and other obligations arising subsequent to the Closing under (x) the Contracts listed on
Schedule 3.13(a) or (c) (other than the CMS software license agreement and the EZ Storage Rental Lease with respect to 36261Groesbeck Highway Unit #125), and
(y) all other Contracts (other than the entered into by the Company in the ordinary course of its business (including open purchase orders) and not required to be listed on Schedule 3.13(a) or (c), in each case to the extent that the Company's rights thereunder are effectively transferred to Buyer at Closing (collectively the "Assumed Obligations").

         (d) Excluded Liabilities. Except as expressly set forth in Section 1.1(c), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the

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Company, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Company incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby). Without limiting the generality of the foregoing, the Company and the Shareholders expressly acknowledge and agree that the Company shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, (i) any liability of the Company and/or the Shareholders for Taxes, whether measured by income or otherwise, (ii) any liability of the Company in connection with any Plan or Benefit Program or Agreement, including, without limitation, any liability of the Company under ERISA, (iii) any liability of the Company under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement applicable to the Company's business and/or the facilities Used by the Company (whether or not owned by the Company), (iv) any product liability pertaining to products sold or manufactured by the Company prior to the Closing Date, (v) any liability or obligation of the Company relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation, (vi) any obligation of the Company to the Shareholders (except for lease payments and/or reimbursable property tax payments related to the Company's Rio Grande facility that are included in Assumed Obligations pursuant to Section 1.1(c)(i)) or any Affiliate of the Company or the Shareholders, or (vii) any obligation of the Company to any Person claiming to have a right to acquire any capital stock or other securities of the Company. The Company further agrees to satisfy and discharge as the same shall become due all obligations and liabilities of the Company not specifically assumed by the Buyer hereunder.

         1.2 Payment for Assets. As payment in full for the Assets being acquired by the Buyer hereunder and the non-compete covenants set forth in
Section 7.4 hereof, Buyer shall pay to the Company, in the manner set forth in this Section 1.2, an amount equal to the remainder of (i) Three Million Six Hundred Thousand Dollars ($3,600,000), minus (ii) the excess, if any, of $300,000 over the Company's Working Capital as of the Closing, subject to further adjustment as provided in Sections 7.3 and 8.2 hereof (such sum, as so adjusted from time to time, is herein referred to as the "Purchase Price"). On the Closing Date, Buyer shall make payment of an amount equal to the remainder of (x) the Estimated Purchase Price (as defined in Section 1.3(a) hereof) minus
(y) Seventy-Five Thousand Dollars ($75,000) (the amount of such payment is referred to herein as the "Initial Cash Consideration"), to the Company, by wire transfer, to an account specified by the Company in writing at least three business days prior to Closing.

         The Purchase Price shall be allocated, apportioned and adjusted among the Assets and the non-compete covenants set forth in Section 7.4 hereof in the manner specified in IRS Form 8594 attached as Schedule 1.2 and the parties agree to abide by such allocations for all tax reporting purposes.

         1.3      Estimated Purchase Price.

                  (a) Not later than two (2) business days prior to the scheduled Closing Date, the Buyer and the Company shall jointly estimate the Purchase Price (the "Estimated Purchase Price").

                  (b) If the Purchase Price, determined in accordance with Sections 1.4 and 1.5, is greater than the Initial Cash Consideration, then the Buyer shall pay to the Company an amount equal to the amount of such excess; provided, however, if the Purchase Price is less than the Initial Cash Consideration, then the Company shall pay to Buyer the amount of such shortfall. Any payments made by the Buyer to the Company or by the Company to the Buyer pursuant to this Section 1.3(b) shall be made by wire transfer of immediately available funds to the account or accounts designated by the Company or the Buyer, as the case may be, within ten (10) days after the date in which the Purchase Price is final and binding on the parties.

                  (c) At least three (3) business days prior to the Closing Date, the Company will provide the Buyer with customary pay-off letters from all holders of Funded Indebtedness, and make

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arrangements satisfactory to the Buyer for such holders to provide to the
Company, simultaneously with the Closing, recordable form lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by the Buyer. The Company represents and warrants to Buyer that all Contracts evidencing its Funded Indebtedness are set forth on Schedule 1.3(c) hereto.

         1.4 Post-Closing Purchase Price Calculation. As soon as practical (and in no event later than sixty (60) days after the Closing Date), Buyer shall cause to be prepared and delivered to the Company a calculation of the Purchase Price, including such schedules and data as may be appropriate to support such calculation. The Company and its accountants shall be entitled to review the balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet by Buyer or its accountants. Buyer shall also provide the Company and its accountants with timely access, during Buyer's normal business hours, to Buyer's personnel, properties, books and records to the extent related to the determination of the Purchase Price.

         1.5 Disputes. The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price:

                           (i) Within twenty (20) days after delivery to the Company of Buyer's calculation of the Purchase Price pursuant to this
         Article I, the Company may deliver to Buyer a written report (the "Company's Report") prepared by the Company's accountants (the "Company's Accountants") advising Buyer either that the Company's Accountants (A) agree with the Buyer's calculations of the Purchase Price, or (B) deem that one or more adjustments are required. The costs and expenses of the services of the Company's Accountants shall be borne by the Company. If Buyer shall concur with the adjustments proposed by the Company's Accountants, or if Buyer shall not object thereto in a writing delivered to the Company within twenty (20) days after Buyer's receipt of the Company's Report, the calculations of the Purchase Price set forth in such Company's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If the Company does not submit a Company's Report within the 20-day period provided herein, then the Purchase Price as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

                           (ii) In the event that the Company submits a Company's Report and Buyer and the Company's Accountants are unable to resolve the disagreements set forth in such report within twenty (20) days after the date of the Company's Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Company and Buyer (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. In the event that the Company and Buyer cannot mutually agree on the selection of the Settlement Accountants, then the Company and Buyer shall refer the selection of the Settlement Accountants to final and binding arbitration in accordance with Section 9.7 hereof. The Settlement Accountants shall use their best efforts to reach a determination not more than thirty
         (30) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Company if (A) the difference between (i) the Purchase Price resulting from the determinations of the Settlement Accountants and (ii) the Purchase Price resulting from the determinations set forth in the Company's Report, is greater than (B) the difference between (i) the Purchase Price resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price resulting from Buyer's calculations as set forth in the deliveries pursuant to Section 1.4 hereof; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Buyer.

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         1.6 Past Due Lease Payments. Buyer shall be entitled to withhold
$175,000 of past due lease payments owed to P & P Properties, Ltd. assumed by Buyer at the Closing for a period expiring ten (10) days after the date in which the Purchase Price is final and binding on the parties.

                              ARTICLE II. - CLOSING

         2.1 Closing. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 2:00 p.m., Miami time, on October 7, 2002, or, if the conditions set forth in Section 6.2 have not been satisfied or waived on such date, on the fifth (5th) business day after all such conditions shall have been satisfied or waived, at the Miami offices of Greenberg Traurig, LLP (or at the request of Buyer, at the offices of counsel to any lender providing financing in connection with the transactions contemplated hereby). The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 12:01 a.m. Miami time on the morning of the Closing Date.

         2.2 Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Buyer:

                           (i)      the Conveyance Documents;

                           (ii) a certificate executed by the Company to the
                  effect that the conditions set forth in Sections 6.2(a) and 6.2(c) have been satisfied;

                           (iii) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company or any Affiliate of the Company pertaining to the Company (collectively, the "Records"); provided, however, that the Company may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Company is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Company will be required in connection with the performance of its obligations under Article VIII hereof;

                           (iv) evidence satisfactory to Buyer that Buyer's designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18; and

                           (v) all such other documents, certificates and
                  instruments as the Buyer may reasonably request.

         2.3 Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Company:

                           (i) the amount and form of the Estimated Purchase
                  Price required to be paid at Closing pursuant to Section 1.2(a) hereof;

                           (ii) a certificate executed by an authorized officer
                  of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 6.1(b) have been satisfied; and

                           (iii) all such other documents, certificates and
                  instruments as the Company may reasonably request.

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         2.4      Termination in Absence of Closing.

                  (a) If by the close of business on October 31, 2002, the Closing has not occurred, then either the Company or the Buyer may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date; provided, however, that the provisions of Sections 9.2 through 9.7 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.4 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or
(ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date.

                  (b) Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Buyer if:

                           (i) any representation or warranty made herein for
                  the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect;

                           (ii) the Company or the Shareholders shall have
                  defaulted in any material respect in the performance of any material obligation under this Agreement; or

                           (iii) there shall have occurred an event,
                  circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company.

                  (c) This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Company and the Shareholders if:

                           (i) any representation or warranty made herein for
                  the benefit of the Company and the Shareholders, or any certificate, schedule or document furnished to the Company and the Shareholders pursuant to this Agreement is untrue in any material respect; or

                           (ii) The Buyer shall have defaulted in any material
                  respect in the performance of any material obligation under this Agreement, and such default shall have continued following notice and a reasonable opportunity to cure.

        ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
                                 AND THE COMPANY

         Each of the Shareholders and the Company hereby jointly and severally represents and warrants to Buyer that:

         3.1 Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; the Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the

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character of the Company's Properties nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.1 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

         3.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholders, and each of the Shareholders and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its and his obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Shareholders and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.3      Capitalization; Corporate Records; and Pyramid Products, Inc..

                  (a) All issued and outstanding shares of the Company's capital stock are owned beneficially and of record by the Shareholders.

                  (b) The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

                  (c) The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

                  (d) Pyramid Products, Inc., a Michigan corporation has not conducted operations since January 1, 2000 and has not had any assets or liabilities since such date.

         3.4 No Shareholder Defaults or Consents. Except as otherwise set forth in Schedule 3.4 hereto, the execution and delivery of this Agreement and the Collateral Agreements by the Shareholders and the performance by the Shareholders of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which any of the Shareholders is a party, or by which the properties or assets of any of the Shareholders is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.5 No Company Defaults or Consents. Except as otherwise set forth in
Schedule 3.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
                  conditions or provisions of the Articles of Incorporation or bylaws of the Company;

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                           (ii) violate any Legal Requirements applicable to the
                  Company;

                           (iii) violate, conflict with, result in a breach of,
                  constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

                           (iv) result in the creation of any lien, charge or
                  other encumbrance on any Properties of the Company; or

                           (v) require any of the Shareholders or the Company to
                  obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.6 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or any of the Shareholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

         3.7      Employee Benefit Matters.

                  (a) Schedule 3.7(a) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, which has been so sponsored, maintained or contributed to at any time during the Company's existence or with respect to which the Company has or may have any actual or contingent liability:

                           (i) each "employee benefit plan," as such term is
                  defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plans"); and,

                           (ii) Schedule 3.7(a) provides true, correct and
                  complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto.
                  Schedule 3.7(a) also provides the three most recent reports on Form 5500 and the summary plan description with respect to each Plan required to file such report and description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished in Schedule 3.7(a).

                  (b) Schedule 3.7(b) provides each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.7(a) ("Benefit Program or Agreement").

                  (c)      Except as otherwise set forth in Schedule 3.7(c),

                           (i) The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, and the Company does not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

                           (ii) The Company has substantially performed all
                  obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                           (iii) All reports and disclosures relating to the
                  Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                           (iv) Each of the Plans intended to be qualified under
                  Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                           (v) There are no actions, suits or claims pending
                  (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                           (vi) All contributions required to be made to the
                  Plans pursuant to their terms and provisions and applicable law have been made timely;

                           (vii) As to any Plan subject to Title IV of ERISA,
                  there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of
                  Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                           (viii) None of the Plans nor any trust created
                  thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

                           (ix) To the Knowledge of the Company, there is no
                  matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

                           (x) Each trust funding a Plan, which trust is
                  intended to be exempt from federal income taxation pursuant to
                  Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

                           (xi) The Company does not have any obligation to
                  provide health benefits or death benefits to former employees, except as specifically required by law;

                           (xii) Neither the execution and delivery of this
                  Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code;

                           (xiii) The Company has not incurred any liability or
                  taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under
                  Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA.

                           (xiv) Since January 1, 1996, there have not been any
         (i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

                  (d) Except as set forth in Schedule 3.7(a), (b), or (c), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (e) Schedule 3.7(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth on Schedule 3.7(e)(1), none of said employees are subject to union or collective bargaining agreements with the Company.

                  (f) Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

         3.8 Financial Statements; Liabilities; Accounts Receivable;
Inventories.

                  (a) The Company has delivered to Buyer true and complete copies of Financial Statements with respect to the Company and its business as of and for the years ended December 31, 1999, 2000 and 2001, and as of and for the seven months ended July 31, 2002, and said Financial Statements are attached hereto as Schedule 3.8(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. Except as otherwise set forth in Schedule 3.8(a), all of such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

                  (b) Except for (i) the liabilities reflected on the Company's July 31, 2002 balance sheet included with the Financial Statements attached as
Schedule 3.8(a), (ii) trade payables and accrued expenses incurred since July 31, 2002 in the ordinary course of business, none of which are material, (iii) executory contract obligations under
(x) Contracts listed on Schedule 3.13(a) or (c), and/or (y) Contracts not required to be listed on Schedule 3.13(a) or (c), and (iv) the liabilities set forth in Schedule 3.8(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

                  (c) Except as otherwise set forth in Schedule 3.8(c), the accounts receivable reflected on the July 31, 2002 balance sheet included in the Financial Statements referenced in Section 3.8(a) and all of the Company's accounts receivable arising since December 31, 2001 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.8(c), no such accounts receivable have been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the July 31, 2002 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

                  (d) Except as otherwise set forth in Schedule 3.8(d), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet. Except as otherwise set forth in hn 3.8(d), the Company's Inventory is valued on the Company's books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. For purposes of the representation in this Section 3.8(d), "slow-moving inventory" shall be deemed not to include inventory for which there is a corresponding open purchase order that the Company has no reason to believe will not be fulfilled.

                  (e) Except as provided under the provisions of the agreements described in Schedule 3.8(e), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

         3.9      Absence of Certain Changes.

                  (a) Except as otherwise set forth in Schedule 3.9(a) attached hereto, since the Balance Sheet Date, there has not been:

                           (i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

                           (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

                           (iii) any material adverse change in the Company's sales patterns, pricing policies, accounts receivable or accounts payable.

                  (b) Except as otherwise set forth in Schedule 3.9(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

                           (i) merged into or with or consolidated with, any
                  other corporation or acquired the business or assets of any Person;

                           (ii) purchased any securities of any Person;

                           (iii) created, incurred, assumed, guaranteed or
                  otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business and as set forth on Schedule 3.9(b);

                           (iv) made any change in any existing election, or
                  made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (v) entered into, amended or terminated, or waived
                  any of the Company's rights under, any agreement specified on
                  Schedule 3.13(a) or (b);

                           (vi) sold, transferred, leased, mortgaged, encumbered
                  or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business and as set forth on Schedule 3.9(a) or (b), or (ii) pursuant to any agreement specified in Schedule 3.13(a) or (b);

                           (vii) settled any claim or litigation, or filed any
                  motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incurred, approved or entered into any
                  agreement or commitment to make, any expenditures in excess of $25,000 (other than those required pursuant to any agreement specified in Schedule 3.13(a) or (b));

                           (ix) maintained its books of account other than in
                  the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

                           (x) adopted any Plan or Benefit Program or Agreement,
                  or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) suffered any extraordinary losses or waived any
                  rights of material value;

                           (xii) made any payment to any Affiliate or forgiven
                  any indebtedness due or owing from any Affiliate to the Company;

                           (xiii) (A) liquidated Inventory or accepted product
                  returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, (D) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables, (E) offered discounts on sales other than in the ordinary course, or (F) purchased inventory other than in the ordinary course;

                           (xiv) engaged in any one or more activities or
                  transactions with an Affiliate or outside the ordinary course of business;

                           (xv) declared, set aside or paid any dividends, or
                  made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                           (xvi) amended its Articles of Incorporation or
                  bylaws;

                           (xvii) issued any capital stock or other securities,
                  or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

                           (xviii) committed to do any of the foregoing.

         3.10 Compliance with Laws. Except as otherwise set forth in Schedule 3.10(1), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company. Except as otherwise set forth in Schedule 3.10(2), the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

         3.11 Litigation. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company or on its ability to consummate the transactions contemplated hereby, and there is no basis for any such claim, action, suit, investigation or proceeding. Schedule
3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1998.

         3.12     Real Property.

                  (a) Schedule 3.12(a) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the "Owned Premises").

                  (b) Schedule 3.12(b) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

                  (c) With respect to each Owned Premises and Leased Premises, as applicable: (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, any heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

         3.13     Commitments.

                  (a) Except as otherwise set forth in Schedule 3.13(a) or (c), the Company is not a party to or bound by any of the following, whether written or oral:

                           (i) any Contract that cannot by its terms be
                  terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                           (ii) contract or commitment for capital expenditures
                  by the Company in excess of $25,000 per calendar quarter in the aggregate;

                           (iii) lease or license with respect to any
                  Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                           (iv) agreement, contract, indenture or other
                  instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                           (v) partnership agreement, joint venture agreement or
                  limited liability company agreement;

                           (vi) contract with any Affiliate of the Company
                  (including the Shareholders) relating to the provision of goods or services by or to the Company;

                           (vii) agreement for the sale of any assets that in
                  the aggregate have a net book value on the Company's books of greater than $5,000;

                           (viii) agreement that purports to limit the Company's
                  freedom to compete freely in any line of business or in any geographic area;

                           (ix) preferential purchase right, right of first
                  refusal, or similar agreement; or

                           (x) other Contract that is material to the business
                  of the Company.

                  (b) All of the Contracts listed or required to be listed in
Schedule 3.13(a) or (c) are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13(a) or (c). Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13(a) or
(c). Following the Closing, the Buyer will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 3.13(a) or (c).

                  (c) Except as otherwise set forth in Schedule 3.13(c), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

         3.14 Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers' compensation premiums), or that any insurance required to be listed on Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. Except as set forth on Schedule 3.14, the Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Company or the Shareholders to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

         3.15 Intangible Rights. Set forth on Schedule 3.15(1) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, tradenames, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.15(1). Except as set forth on Schedule 3.15(2), (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.15(1) and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company's current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

      3.16 Tangible Property. Except as otherwise set forth on Schedule 3.16, the Company's furniture, vehicles, structures, fixtures and other tangible property included in the Properties other than equipment and Inventory, (the "Tangible Company Properties"), is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices and normal industry standards. To the Knowledge of the Company, the Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Company's business due to inadequate maintenance or obsolescence of the Tangible Company Properties. The equipment is being purchased in an "AS-IS" condition.

      3.17 Permits; Environmental Matters.

            (a) Except as otherwise set forth in Schedule 3.17(a), the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in
Schedule 3.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

            (b) Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

            (c) Except as set forth on Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

            (d) Except as set forth on Schedule 3.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

      3.18 Banks. Schedule 3.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.18, no such proxies, powers of attorney or other like instruments are irrevocable.

      3.19 Suppliers and Customers. Schedule 3.19 sets forth (i) the ten principal suppliers of the Company during each of the fiscal years ended December 31, 2000 and 2001 and the seven months ended July 31, 2002, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of the fiscal years ended December 31, 2000 and 2001 and the seven months ended July 31, 2002, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, the Company maintains good relations with all suppliers and customers listed or required to be listed in
Schedule 3.19 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

      3.20 Absence of Certain Business Practices. None of the Shareholders, the Company, nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

      3.21 Products, Services and Authorizations.

            (a) Each Product designed, manufactured, repaired or serviced by the Company has been designed, manufactured, repaired or serviced in accordance with
(i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

            (b) Schedule 3.21(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or the Seller or any of its agents relating to the Company or any of the Products or the Company's establishments.

            (c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

            (d) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for products liability claims against it.

            (e) Set forth on Schedule 3.21(e) is a list of all authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the "Other Person Authorizations"). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Other Person Authorizations. Neither the Company nor any of the Shareholders has any knowledge of any facts which could be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations may be assigned and transferred to the Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

      3.22 Transactions With Affiliates. Except as set forth on Schedule 3.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any of the Shareholders or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.22, none of the Shareholders nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.


                                    -xviii-

      3.23 Other Information. The information furnished by the Shareholders and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Shareholders and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

             ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Company that:

      4.1 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

      4.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. Upon the approval of this Agreement by the Board of Directors of Buyer, the execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby will be duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. Subject to such Board approval, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

      4.3 No Default or Consents. Except as otherwise set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                  (i) violate or conflict with any of the terms, conditions or provisions of Buyer's Articles of Incorporation or bylaws;

                  (ii) violate any Legal Requirements applicable to Buyer;

                  (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

                  (iv) result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

                  (v) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

      4.4 No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

      4.5 Employee Benefits. The former employees of the Company hired by Buyer after the Closing shall immediately thereafter be eligible to participate in the employee benefit plans of Buyer.

                   ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

      From the date of this Agreement through the Closing:

      5.1 Buyer's Access to Information and Properties. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Properties. The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Shareholders, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow Buyer access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties.

      5.2 Company's Conduct of Business and Operations. The Company and the Shareholders shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13(a) or (c) in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 5.7) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

      5.3 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not:

                  (i) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

                  (ii) merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

                  (iii) purchase any securities of any person;

                  (iv) amend its Articles of Incorporation or bylaws;

                  (v) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

                  (vi) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                  (vii) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                  (viii) enter into, amend or terminate any material agreement;

                  (ix) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13(a) or (c);

                  (x) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                  (xi) other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.13(a) or
      (c);

                  (xii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                  (xiii) make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 3.19;

                  (xiv) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

                  (xv) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                  (xvi) allow its levels of inventory to vary in any material respect from the levels customarily maintained;

                  (xvii) adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

                  (xviii) become a party to or bound by any of the arrangements described in Section 3.13(a) or (c), whether written or oral;

                  (xix) engage in any one or more activities or transactions outside the ordinary course of business;

                  (xx) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

                  (xxi) commit to do any of the foregoing.

      5.4 Notice Regarding Changes. The Company and the Shareholders shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Shareholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

      5.5 Preferential Purchase Rights. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Company and the Shareholders shall promptly use their best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

      5.6 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with Buyer's conduct of the Company's business (as currently conducted by the Company) subsequent to Closing and/or the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

      5.7 Termination of Insurance Policies. The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect; provided, however, that the Company shall cooperate with Buyer to cause termination as of the Closing Date of the insurance coverage identified in writing for this purpose by Buyer to the Company and the Company shall take all actions necessary to discharge any and all liabilities or obligations of the Company arising with respect to any such coverage that is to be terminated hereunder.

      5.8 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at Buyer's election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

      5.9 Employee Matters.

            (a) Effective as of 12:01 a.m., local time, on the day after the Closing Date, the employment by the Company of the employees listed on Schedule 5.9(a) shall terminate and the Buyer shall be deemed to have offered employment to each individual whose employment was so terminated (the "Business Employees"), effective at 12:01 a.m., local time, on the day after the Closing Date or, in the case of a Business Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability upon substantially the same terms and conditions with substantially the same duties and responsibilities and at substantially the same rate of pay as in effect on the Closing Date while such individuals were employed by the Company. The Company shall retain responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any Business Employee pursuant to any Plan, Benefit Program or Agreement or law or regulation as a result of the consummation of the transactions contemplated hereby.

            (b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that Buyer and Buyer's benefit plans shall have no responsibility for compliance with such health care continuation requirements
(i) for qualified beneficiaries who previously elected to receive continued coverage under the Company's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

            (c) Except as specifically set forth in this Agreement: (i) the Buyer shall not be obligated to assume, continue or maintain any of the Plans or Benefit Programs or Agreements; (ii) no assets or liabilities of the Plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and
(iii) the Company shall be solely responsible for funding and/or paying any benefits under any of the Plans or Benefit Programs or Agreements, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Company prior to the Closing Date.

            (d) Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

            (e) The Company shall permit Buyer to contact and make arrangements with the Company's employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company's business, and the Company agrees not to discourage any such employees from consulting with Buyer.

            (f) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

      5.10 Environmental Assessment. As part of its general due diligence review of the assets, properties, books and records of the Company, Buyer shall be entitled at its expense to conduct prior to Closing an environmental assessment of the Leased Premises (hereinafter referred to as "Environmental


                                    -xxiii-

Assessment"). The Environmental Assessment may include, but not be limited to, a physical examination of the Leased Premises and any structures, facilities or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including but not limited to, off-site disposal records and manifests), documents and licenses of the Company. The Company shall cause its landlord to provide Buyer or its designated agents or consultants with the access to such property which Buyer, its agents or consultants require to conduct the Environmental Assessment, and Buyer shall provide such landlord with reasonable indemnification protections in connection with such Environmental Assessment. If the Environmental Assessment identifies Recognized Environmental Conditions (as defined by ASTM Standard Practice E-1527) which require remediation or further evaluation under applicable environmental Legal Requirements, or if the results of the Environmental Assessment are otherwise not satisfactory to Buyer in its sole discretion, then Buyer shall notify the Company in writing prior to Closing, and (a) with respect to any unsatisfactory results other than any Recognized Environmental Condition, the Company and Seller shall take all remedial action reasonably required to comply with the representations and warranties in Article III; and (b) with respect to Recognized Environmental Conditions, the Company and Seller shall be financially responsible for the remediation of all such Recognized Environmental Conditions for which remediation is, may or would be required by any appropriate governmental agency; provided, however, that if the cost of the remedial action for any Recognized Environmental Condition would equal or exceed $250,000, then the Company will have the option of taking the remedial action or, unless Buyer agrees to bear remedial costs in excess of $250,000, terminating this Agreement. Buyer's failure or decision not to conduct any such Environmental Assessment shall not affect any representation or warranty of the Company and/or the Seller under this Agreement.

      5.11 Survey. The Company will cooperate with Buyer if Buyer elects in its sole discretion to obtain at Buyer's expense an as-built plat or survey of the Leased Premises (the "Survey") prepared by a registered land surveyor or engineer, licensed in the state in which such property is located, dated on or after the date hereof, certified to Buyer, and such other entities as Buyer may designate in writing to the Company prior to the Closing, and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys. The Survey shall show access from the land to dedicated roads and shall include a flood plain certification. The Survey may be a recertification of a prior survey; provided, that it meets the above-described criteria.

      5.12 Payoff and Estoppel Letters. Prior to Closing, (a) the Company shall request payoff and estoppel letters with respect to all Funded Indebtedness, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Company shall provide Buyer with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Company to or on behalf of each of the Shareholders or any other Affiliate of the Company.

      5.13 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Company shall cause the Company's shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise the Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

      5.14 Name Change. The Company hereby represents, warrants and covenants to the Buyer that the corporate name of the Company is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Assets and that the exclusive right to use such name will be transferred to the Buyer on the Closing Date. The Company and the Shareholders shall, prior to Closing, file an appropriate amendment to the Company's Articles of Incorporation changing its name to a name which is in no way similar to the corporate name set forth on the signature page hereof and shall furnish such written consents and assignments as the Buyer shall hereafter reasonably request in connection with such name change.

          ARTICLE VI. - CONDITIONS TO COMPANY'S AND BUYER'S OBLIGATIONS

      6.1 Conditions to Obligations of the Company. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver of the following conditions:

            (a) Buyer shall have furnished the Company with a certified copy of all necessary corporate action required on its behalf approving its execution, delivery and performance of this Agreement.

            (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

            (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any Shareholder) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

            (d) The Company shall have received the opinion of Greenberg Traurig, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect of Sections 4.1, 4.2 and 4.3(i). In rendering such opinion, Greenberg Traurig may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials.

            (e) Buyer shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Exhibit A.

            (f) Buyer shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Exhibit B.

            (g) P & P Properties, Ltd. shall have executed and delivered to the Buyer the Lease Agreement in the form attached hereto as Exhibit C.

      6.2 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

            (a) All representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Shareholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

            (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

            (c) Except for matters disclosed in Schedule 3.9(a) or (b) attached hereto, since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Properties or financial condition.

            (d) The Buyer shall have received the opinion of Hirt, MacArthur, Ruggirello, Velardo, Novara & Ver Beek, counsel to the Company ("Company Counsel"), dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on Exhibit D hereto. In rendering such opinion, Company Counsel may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials.

            (e) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

            (f) All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

            (g) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company or the Shareholders set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

            (h) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

            (i) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

            (j) The Board of Directors of Buyer shall have approved this Agreement and Buyer's acquisition of the Assets contemplated hereby.

            (k) No proceeding in which any of the Shareholders or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

            (l) The Buyer shall have received copies of "payoff" or "estoppel" letters or other evidence, in form and substance satisfactory to it, of the termination (or assumption by the Shareholders), at or prior to Closing, of all Funded Indebtedness and the termination of any and all Liens that encumber the Company's Properties pursuant thereto.

            (m) Buyer shall have obtained financing for the transactions contemplated hereby on terms satisfactory to it in its sole discretion.

            (n) Paul Spadafore shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Exhibit A.

            (o) Paul Hamman shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Exhibit B.

            (p) P & P Properties, Ltd. shall have executed and delivered to the Buyer the Lease Agreement in the form attached hereto as Exhibit C.

                    ARTICLE VII. - POST-CLOSING OBLIGATIONS

      7.1 Further Assurances. Following the Closing, the Company, the Shareholders and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

      7.2 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

      7.3 Post-Closing Indemnity by the Company and the Shareholders. Subject to the provisions of Section 9.1, from and after the Closing, the Company and the Shareholders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees and their respective affiliates from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Shareholders and/or the Company in this Agreement or in any document or certificate delivered by the Shareholders and/or the Company at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, (iii) the Excluded Assets, and/or (iv) the existence of any liabilities or obligations of the Company or any of the Shareholders (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Assumed Obligations. Any payment made to Buyer by the Company or the Shareholders pursuant to the indemnification obligations under this Section 7.3 shall constitute a reduction in the Purchase Price hereunder.

      7.4 Non-Competition, Non-Solicitation and Non-Disclosure.

            (a) General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders hereby acknowledges that he is a beneficiary of the Purchase Price payments to the Company and each of the Shareholders hereby severally covenants and agrees as follows:

                  (i) Without the prior written consent of the Buyer, such Shareholder shall not for a period of five (5) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the manufacture, sale and/or distribution of plastic parts and components manufactured using an injection molding process and/or a profile extrusion manufacturing process (the "Business") or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates, anywhere in the world (the "Territory"), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his special


                                    -xxvii-
      knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in the Business; provided, however, that nothing herein shall be deemed to prevent such Shareholder from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Shareholder is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer; and further, provided, however, that in the event that a Shareholder is terminated without Cause (as defined in the employment agreement between such Shareholder and Buyer contemplated by this Agreement), such Shareholder shall be permitted to be employed by an entity that engages in the Business so long as such entity does not, directly or indirectly, sell to or solicit sales from past, current or prospective customers of Buyer (such customers to be identified by Buyer in writing to such Shareholder at the time of such termination). Such Shareholder acknowledges and agrees that the covenants provided for in this Section 7.4(a) are reasonable and necessary in terms of time, area and line of business to protect the Company's Trade Secrets. Such Shareholder further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Buyer's legitimate business interests, which include its interests in protecting the Buyer's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing Business. Shareholder expressly authorizes the enforcement of the covenants provided for in this Section 7.4(a) by (A) the Buyer and its subsidiaries, (B) the Buyer's permitted assigns, and (C) any successors to the Buyer's business. To the extent that the covenants provided for in this Section 7.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                  (ii) Without the prior consent of Buyer, such Shareholder shall not for a period of five (5) years from the Closing Date, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (including the Company), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall such Shareholder make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

                  (iii) Such Shareholder shall not at any time divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Business. Any confidential information or data now known or hereafter acquired by such Shareholder with respect to the Business shall be deemed a valuable, special and unique asset of the Buyer that is received by such Shareholder in confidence and as a fiduciary, and such Shareholder shall remain a fiduciary to the Buyer with respect to all of such information.

            (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Shareholder of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Shareholder recognizes and hereby acknowledges


                                    -xxviii-
that Buyer shall be entitled (without the requirement of posting a bond) to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by such Shareholder and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.4 shall be construed to prevent Buyer from seeking and recovering from a Shareholder damages sustained by it as a result of any breach or violation by such Shareholder of any of the covenants or agreements contained herein.

      7.5 Delivery of Property Received by the Company After Closing. From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other Assets. The Company agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

      7.6 Buyer Appointed Attorney for the Company. Effective at the Closing Date, the Company hereby constitutes and appoints Buyer, and Buyer's successors and assigns, its true and lawful attorney, in the name of either Buyer or the Company (as Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as Buyer shall reasonably deem advisable; and (c) to take all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Buyer shall be entitled to retain for its own account any amounts respecting the Assets collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

      7.7 Assignment of Contracts. At the option of Buyer, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Company shall cooperate (at its own expense) with Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

      7.8 Repayment of Certain Obligations to Affiliates. The parties acknowledge and agree that, to the extent the Assumed Obligations include delinquent accounts payable to Affiliates of the Company, that Buyer shall be entitled to repay (without interest or other penalty) such amounts payable over a term equal to the number of months such amounts payable were aged as of the Closing.

                           ARTICLE VIII. - TAX MATTERS

      8.1 Representations and Obligations Regarding Taxes. The Company and the Shareholders jointly and severally represent and warrant to and agree with the Buyer as follows:

            (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

            (b) No director or officer (or employee responsible for Tax matters) of the Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. Schedule 8.1(b) lists all Federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998. Except as set forth on Schedule 8.1(b), no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

            (c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (e) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            (f) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

            (g) The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

            (h) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

            (i) All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 8.1(i), and there are no pending requests for any such rulings (or corresponding determinations).

            (j) The Company shall grant to Buyer or its designees access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.

            (k) Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date (other than income tax returns). Seller shall pay to Buyer within five (5) days after the date on which Taxes (other than income taxes) are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

            (l) As used in this Agreement, "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "Code" means the Internal Revenue Code of 1986, as amended; "Company" means the Company and/or any corporation that at any time has been a subsidiary of the Company; "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "Tax" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      8.2 Indemnification for Taxes.

            (a) The Company and the Shareholders hereby jointly and severally agree to indemnify, jointly and severally, Buyer and its Affiliates (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys', accountants' and experts' fees and disbursements (all herein referred to as "Losses") resulting from:

                  (i) A claim by any taxing authority for (A) any Taxes of the Company (other than any Taxes specifically assumed by Buyer pursuant to Section 1.1(c)) allocable to any taxable period ending on or prior to the Closing Date or that relates to that portion of any taxable period on or before the Closing Date of any period that begins before and ends after the Closing Date, (B) any Taxes of the Company and (C) any Taxes of any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

                  (ii) A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company's Assets pursuant to this Agreement; or

                  (iii) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.

         (b) Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from Buyer to the Company that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 8.2(a), the Company shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

         (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Company in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

                  (ii) The Company shall have the right to defend the Indemnified Taxpayer against such claim with counsel of its choice satisfactory to the Indemnified Taxpayer so long as (A) the Company notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of such claim that the Company will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim,
         (B) the Company provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that the Company will have the financial resources to defend against the claim and fulfill his indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Company provides to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Company shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Company conducts the defense of the claim actively and diligently.

                  (iii) Subject to the provisions of paragraph (ii) above, the Company shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Company shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, the Company shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

                  (iv) The Company shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

                  (v) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Company pursuant to paragraph (ii)(D) above, the extent of the liability of the

                                    -xxxii-

         Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Company any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority. Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Company shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

                  (vi) If any of the conditions in Section 8.2(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, the Company in connection therewith), (B) the Company will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys', accountants' and experts' fees and disbursements) and (C) the Company will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 8.2.

         (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Company and the Shareholders under this
Article VIII shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Company by providing written notice to the Company on or before the 90th day after the Indemnified Taxpayer's receipt of a written assertion of the claim by the taxing authority.

         (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                          ARTICLE IX. - MISCELLANEOUS

         9.1 Limitation on Liability.

         (a) The representations, warranties, agreements, and indemnities of the Company and the Shareholders set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 9.1(b).

         (b) The Company and the Shareholders shall have no liability under the agreement to indemnify under either (A) clause (iii) of Section 7.3, or (B) clause (i) of Section 7.3 against breaches of the provisions of Sections 3.5 (clauses (ii), (iii), (iv) and (v)), 3.6, 3.8 through 3.16, and 3.18 through
3.23 (collectively the "Business Indemnities"), in each case unless the Company receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the two-year anniversary of the Closing Date. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions

                                    -xxxiii-
of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 9.1(b).

         (c) The Company and the Shareholders shall be obligated to indemnify as and to the extent set forth in Section 7.3 of this Agreement only if the aggregate of all of their liability under such indemnity obligations exceeds $25,000, it being understood that such $25,000 figure is to serve as a "trigger" for the indemnification and not as a "deductible" (for example, if the indemnity claims for which the Company and the Shareholders would, but for the provisions of this paragraph (c), be liable aggregate $26,000, the Company and the Shareholders would then be liable for the full $26,000, and not just $1,000). In addition, in no event shall the aggregate liability of the Company and the Shareholders with respect to the Business Indemnities exceed Three Million Six Hundred Thousand Dollars ($3,600,000).

         (d) For purposes of this Section 9.1(d), a party making a claim for indemnity under Section 7.3 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under Section 7.3 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party (a "Third-Party Claim"), said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such Third-Party Claim stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the Indemnifying Party demonstrates that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 9.1(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party (unless (i) the Indemnifying Party is also a Person against whom such Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide assurance reasonably satisfactory to the Indemnified Party or its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

         If written notice is given to the Indemnifying Party of the assertion of a Third-Party Claim and the Indemnifying Party does not, within twenty-five
(25) days after the Indemnified Party gives such notice, give written notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

         If the Indemnifying Party assumes the defense of such Third-Party Claim, (i) such assumption shall conclusively establish for purposes of this Agreement that claims made in such Third-Party Claim are within the scope of and subject to indemnification under this Agreement, and (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the written consent of the Indemnified Party, unless (A) there is no finding or admission of any violation of any Legal Requirement or violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its written consent.

         Notwithstanding anything to the contrary in this Agreement, if an Indemnified Person

                                    -xxxiv-
determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely effect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but in such event the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent, which consent shall not be unreasonably withheld.

         9.2 Confidentiality.

         (a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 9.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders.

         (b) The Company and each of the Shareholders shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any of the Shareholders or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, any of the Shareholders or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, any of the Shareholders or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, any of the Shareholders or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 9.2(b).

         9.3 Brokers. Regardless of whether the Closing shall occur, (i) the Company and the Shareholders shall jointly and severally indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any of the Shareholders in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         9.4 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         9.5 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER:                                         c/o Trivest, L.LP.
                                                     2665 South Bayshore Drive
                                                     Suite 800
                                                     Miami, Florida 33133
                                                     Attention:  David Gershman, Esq.
                                                     Fax No.  (305) 858-1629

                                                     With a copy to:
                                                     --------------

                                                     Greenberg Traurig, LLP
                                                     2375 East Camelback Road, Suite 700
                                                     Phoenix, Arizona 85016
                                                     Attention:  Michael L. Kaplan, Esq.
                                                     Fax No. (602) 445-8615

IF TO THE COMPANY AND/OR ANY OF THE                  c/o Paul Spadafore
      SHAREHOLDERS:                                  Rio Grande Plastic Products, Inc.
                                                     15 Mile Road, Suite 200
                                                     Clinton Township, Michigan 48035
                                                     Fax No.  (586) 792-8799

                                                     With a copy to:
                                                     --------------

                                                     Hirt, MacArthur, Ruggirello, Velardo
                                                     Novara & Ver Beek
                                                     65 Southbound Gratiot Avenue
                                                     Mount Clemens, Michigan 48043
                                                     Attention:  Armand Velardo, Esq.
                                                     Fax No. (586) 463-6997

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         9.6 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

                                    -xxxvi-

         9.7 Dispute Resolution. If the parties should have a material dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 9.7; (ii) during the forty-five (45) day period following the delivery of the notice described in Section 9.7(i) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within fifteen (15) days after the period described in Section 9.7(ii) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Florida Code of Civil Procedure and (ii) the award or decision shall be rendered by a single arbitrator. Such single arbitrator shall be selected by two party-appointed arbitrators. Buyer and the Company (or its representative pursuant to Section 9.20) shall each appoint one of the party-appointed arbitrators. In the event of the failure of said two party-appointed arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint a party-appointed arbitrator within fifteen (15) days after the commencement of the arbitration proceedings, such party-appointed arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the Federal District Court for the Southern District of Florida. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         9.8 Representations and Warranties. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (iv) of Section 2.2 and clause (ii) of Section 2.3 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         9.9 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.10 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights to any financial institution. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties

                                    -xxxvii-
hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.11 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         9.12 Interest on Overdue Payments. Except if held pursuant to a right to withhold such payment provided in Section 9.13, if any amount payable under this Agreement is not paid when due, the amount unpaid shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (i) the prime rate established from time to time by Citibank, N.A. plus two percent (2%), or (ii) the maximum lawful interest rate permitted under applicable law.

         9.13 Withholding of Payments.

         (a) Notwithstanding any other provision of this Agreement, the Company and the Shareholders agree that Buyer shall after the Closing have the right to withhold any payment (other than payments related to Section 1.3b) owing to the Company and/or the Shareholders to the extent of any and all payments due to but not yet received by the Buyer from the Company and/or the Shareholders pursuant to this Agreement and/or any of the Collateral Agreements. The Shareholders and the Company specifically agree that (i) any claims for indemnification by Buyer against the Shareholders and/or the Company hereunder may be satisfied by deducting and otherwise offsetting such claims against any amounts that might otherwise be payable by Buyer to such persons hereunder, and (ii) to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, Buyer shall have full recourse against the Shareholders and the Company (including their assets of whatsoever kind or nature) for payment of such indemnification claims.

         (b) Notwithstanding any other provision of this Agreement, P & P Properties, Ltd. agrees that the Buyer shall after the Closing have the right to withhold up to $175,000 of past due lease payments owed to P & P Properties, Ltd. assumed by Buyer as of the Closing Date to the extent of any and all payments due to but not yet received by the Buyer from the Company and/or the Shareholders pursuant to this Agreement and/or any of the Collateral Agreements. P & P Properties, Ltd. specifically agrees that any claims for indemnification by Buyer against the Shareholders and/or the Company hereunder may be satisfied by deducting and otherwise offsetting such claims against any amounts that might otherwise be payable with respect to the $175,000 of past due lease payments owed to P & P Properties, Ltd. assumed by Buyer as of the Closing. Buyer shall not have the right under this Section 9.13(b) to offset any payments due but not yet received by the Buyer from the Company pursuant to this Agreement against amounts owed by Buyer to P & P Properties, Ltd. under the Lease Agreement referenced in Section 6.1(g).

         9.14 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         9.15 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   -xxxviii-

         9.16 References and Construction.

                (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         9.17 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         9.18 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         9.19 Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's assets, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

         9.20 Representative of the Company and the Shareholders. Each of the Shareholders and the Company designates Paul Spadafore as its representative for all purposes under this Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices and agreeing to and executing amendments and/or modifications to this Agreement. Any such receipt, grant, agreement and/or execution by Paul Spadafore shall be valid and binding on the Company and the Shareholders. The designation by the Company and the Shareholders of such representative may not be revoked without the written consent of Buyer.

                            ARTICLE X. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         10.1 Affiliate. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

                                    -xxxix-

         10.2 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         10.3 Confidential Information. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any of the Shareholders or of which any of the Shareholders became aware as a consequence of or through his employment or other relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

         10.4 Contracts. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         10.5 Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         10.6 Financial Statements. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of cash flows and the accompanying notes thereto, of the Company prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         10.7 Funded Indebtedness. "Funded Indebtedness" shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, dividends payable to the Shareholders, bonus payables to employees, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course,
(iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

         10.8 GAAP. "GAAP" means U.S. generally accepted accounting principles.

         10.9 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

                                      -x1-

         10.10 Hazardous Material. The term "Hazardous Material" shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         10.11 Inventory. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

         10.12 Knowledge of the Company. The term "Knowledge of the Company" shall mean the actual knowledge of either of the Shareholders or any of the other directors, officers or managerial personnel of the Company with respect to the matter in question, and such knowledge as either of the Shareholders or any of the other directors, officers or managerial personnel of the Company reasonably should have obtained (i) in the performance of their duties to the Company and/or (ii) upon diligent investigation and inquiry into the matter in question.

         10.13 Legal Requirements. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         10.14 Net Worth. The term "Net Worth" shall mean the Company's "stockholders' equity" computed in accordance with GAAP except that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transaction contemplated herein.

         10.15 Permits. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         10.16 Person. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, limited liability partnership, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         10.17 Product. The term "Product" shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

         10.18 Properties. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company, including all Assets to be conveyed to Buyer pursuant to this Agreement.

         10.19 Real Property. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

                                     -xli-

         10.20 Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

         10.21 Subsidiary. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

         10.22 Trade Secrets. The term "Trade Secrets" shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         10.23 Used. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         10.24 Working Capital. The term "Working Capital" shall mean the remainder of (a) the sum of the Company's (i) accounts receivable, (ii) Inventory, and (iii) $31,000 of the security deposit transferred to Buyer with respect to the Company's Rio Grande, Texas facility, minus (b) the sum of the Company's (i) accounts payable (which shall include lease and other obligations to Affiliates of the Company and reimbursable property tax payments related to the Company's Rio Grande, Texas facility), (ii) accrued liabilities related to tax penalties, (iii) accrued liabilities related to vacation pay, and (iv) accrued liabilities related to tooling maintenance and repair.

                            [SIGNATURE PAGE FOLLOWS]

                                     -xlii-

         EXECUTED as of the date first written above.

                                       BUYER:

                                       ATLANTIS PLASTICS INJECTION MOLDING, INC.

                                       By:  /s/Paul Saari
                                            -----------------------------------
                                            Paul Saari, Senior Vice President

                                       COMPANY:

                                       RIO GRANDE PLASTIC PRODUCTS, INC.

                                       By:  /s/Paul Spadafore
                                            -----------------------------------
                                            Paul Spadafore, President

                                       SHAREHOLDERS:

                                       /s/  Paul Spadafore
                                            -----------------------------------
                                            Paul Spadafore, Individually

                                       /s/  Paul Hamman
                                            -----------------------------------
                                            Paul Hamman, Individually


         By execution below, the undersigned agrees to the provisions set forth in Sections 1.6 and 9.13(b) of this Agreement.

                                       P & P Properties, LTD.



                                       By:  /s/Paul Hamman
                                            -----------------------------------
                                            Paul Hamman, President

                                    -xliii-